Exhibit 10.9

Summary of Non-Employee Director and Named Executive Officer Compensation Arrangements

Director Compensation

The following table sets forth current rates of cash compensation for non-employee directors:

Annual Retainer:
Chairman	$67,500
Non-employee directors other than Chairman	$21,600
Committee Chair Annual Retainer:
Audit Committee	$10,800
Compensation Committee	$5,400
Nominating and Governance Committee	$5,400
Board Meeting Attendance Fees	$1,500
Committee Meeting Attendance Fees	$1,500

Effective June 1, 2010, the rates of cash compensation for non-employee directors will be as follows:

Annual Retainer:
Chairman	$75,000
Non-employee directors other than Chairman	$24,000
Committee Chair Annual Retainer:
Audit Committee	$12,000
Compensation Committee	$6,000
Nominating and Governance Committee	$6,000
Board Meeting Attendance Fees	$1,500
Committee Meeting Attendance Fees	$1,500

In addition to cash compensation, under the terms of our Stock Appreciation Rights and Restricted Stock Plan, non-employee directors receive an annual award of restricted shares of Cascade totaling $60,000 in value following each annual meeting of shareholders. Restricted shares awarded after June 1, 2010, vest and become free of all restrictions upon the completion of one year of service as a director after the date of the award. For awards of restricted shares in prior years, twenty-five percent of the restricted shares vest after one year and an additional 25% vest following each year of director service thereafter.

Non-employee directors are also reimbursed for travel and other expenses attendant to membership on the Board of Directors.

Executive Compensation

Base Salary. All of our named executive officers are at-will employees whose compensation and employment status may be changed at any time by the Board of Directors. Base salary increases are determined annually by the Board of Directors. The following table sets forth the annual base salaries of our named executive officers and their titles as of the date of filing of our Form 10-K for the fiscal year ended January 31, 2010:

Named Executive Officer	Base Salary
Robert C. Warren, Jr., President and Chief Executive Officer	$486,000
Richard S. Anderson, Senior Vice President and Chief Operating Officer	270,000
Joseph G. Pointer, Chief Financial Officer	203,000
Susan Chazin-Wright, Vice President-Human Resources	185,000
Jeffrey K. Nickoloff, Vice President-Corporate Manufacturing	167,000

Effective May 1, 2010, the annual base salaries of our named executive officers will be as follows, restoring a previous reduction of 10 percent effective as of February 1, 2009, that was taken in response to the global economic downturn.

Named Executive Officer	Base Salary
Robert C. Warren, Jr., President and Chief Executive Officer	$540,000
Richard S. Anderson, Senior Vice President and Chief Operating Officer	300,000
Joseph G. Pointer, Chief Financial Officer	225,000
Susan Chazin-Wright, Vice President-Human Resources	205,000
Jeffrey K. Nickoloff, Vice President-Corporate Manufacturing	186,000

Annual Cash Incentive.

On March 30, 2010, the Compensation Committee recommended to our Board of Directors an executive cash incentive plan for the fiscal year ending January 31, 2011 (“Fiscal 2011”), in which our named executive officers participate. The plan provides guidelines that require Cascade to achieve earnings before interest and taxes (“EBIT”) of at least 4.5% of net sales in Fiscal 2011 in order for participants to receive any cash incentive payments under the plan. Once the minimum target for EBIT has been met, participants will receive a specified percentage (depending on position) of their salary as a cash incentive payment. If EBIT equals or exceeds 8.2% of net sales in Fiscal 2011, participants will receive an increased percentage of their salary as a cash incentive payment. If EBIT for Fiscal 2011 reaches 9.5% of net sales, participants will receive a further increased percentage of their salary as a cash incentive payment. Cash incentive payments for each participant are limited to a maximum award amount. Our Board of Directors has the discretion to adjust the terms upon which cash incentive payments are made if economic or business conditions warrant and for considerations of individual performance.

Long-term Incentive. The third component of executive compensation for our executive officers is long-term incentive awards. Long-term incentive awards granted in fiscal 2010 consisted of awards of stock appreciation rights and restricted stock under our Stock Appreciation Rights and Restricted Stock Plan. The stock appreciation rights were granted with an exercise price equal to the fair market value of our common stock on the date of the award, have a term of 10 years and become exercisable ratably over four years. Restricted stock was granted with a three year vesting period.

The number of stock appreciation rights and shares of restricted stock awarded to named executive officers in fiscal 2010 are shown in the following table:

Named Executive Officer	Stock Appreciation Rights Awarded in Fiscal 2010	Shares of Restricted Stock Awarded in Fiscal 2010
Robert C. Warren, Jr., President and Chief Executive Officer	—	11,000
Richard S. Anderson, Senior Vice President and Chief Financial Officer	—	5,000
Joseph G. Pointer, Vice President-Finance	4,911	—
Susan Chazin-Wright, Vice President-Human Resources	4,911
Jeffrey K. Nickoloff, Vice President-Corporate Manufacturing	4,911	—

Benefit Plans and Other Arrangements. Executive officers are also eligible to participate in our broad-based benefit programs generally available to all salaried employees, including health, disability, life insurance and defined contribution retirement plan. The executives also receive certain perquisites offered by us including the use of company automobiles and tax reimbursements related thereto.

        Messrs. Warren and R.S. Anderson are each a party to a Severance Agreement with Cascade, which are Exhibits 10.2 and 10.1, respectively, to our Form 10-K for fiscal 2010.

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